                                  EXHIBIT 2.1

                                                                     Exhibit 2.1
                                                                     -----------


                     AGREEMENT AND PLAN OF REORGANIZATION

                         DATED AS OF FEBRUARY 23, 2000

                                 BY AND AMONG

                                 PC-TEL, INC.,

                             VT ACQUISITION CORP.

                                      AND

                THE SHAREHOLDERS OF VOYAGER TECHNOLOGIES, INC.

                                   EXHIBITS
                                   --------


Exhibit 1.1         Agreement of Merger

Exhibit 1.5         Escrow Agreement

Exhibit 2.3(d)      Transfer Agent Instructions

Exhibit 6.8(a)      Employment Agreement

Exhibits 6.8(b)     Consulting Agreement

Exhibits 6.8(c)     Non-Competition Agreement

Exhibit 6.12        Proprietary Information and Inventions Agreement

Exhibit 6.11        Registration Rights Agreement

                                   SCHEDULES
                                   ---------


Schedule 2.2(a)     Voyager Options

Schedule 3.6        Voyager Financial Disclosure

Schedule 3.11(c)    Voyager's Patents or Registrations

Schedule 3.11(d)    Voyager Licenses

Schedule 3.12       Voyager Contracts

Schedule 3.13       Voyager Litigation

Schedule 3.15       Voyager Bank Accounts




Registrant agrees to furnish a supplemental copy of any omitted schedule to the
                            Commission upon request.

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----

1. THE MERGER..................................................................   4
     1.1 Merger; Effective Time of the Merger..................................   4
     1.2 Closing...............................................................   4
     1.3 Effects of the Merger.................................................   4
     1.4 Tax-Free Reorganization...............................................   5
     1.5 Escrow.  Sixty........................................................   5

2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
     CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES........................   5

     2.1 Effect on Capital Stock...............................................   5
     2.2 Assumption of Voyager Options.........................................   6
     2.3 Restricted Securities.................................................   6
     2.4 Surrender and Exchange of Voyager Common Stock and Voyager
           Options.............................................................   7

3. REPRESENTATIONS AND WARRANTIES OF VOYAGER AND THE
     SHAREHOLDERS..............................................................   8

     3.1 Organization of Voyager...............................................   8
     3.2 Authorization of Transaction.  Voyager and the........................   8
     3.3 Stock.................................................................   8
     3.4 Noncontravention......................................................   9
     3.5 Brokers' Fees.........................................................   9
     3.6 Financial Statements..................................................   9
     3.7 Legal and Other Compliance............................................  10
     3.8 Taxes.................................................................  10
     3.9 Real Property.........................................................  10
     3.10 Environmental Compliance.............................................  10
     3.11 Intellectual Property................................................  10
     3.12 Contracts............................................................  12
     3.13 Litigation...........................................................  12
     3.14 Consents.............................................................  12
     3.15 Bank Accounts, Powers, etc...........................................  12

4. REPRESENTATIONS AND WARRANTIES OF PC-TEL AND SUB............................  12

     4.1 Organization of the PC-TEL and Sub.......................,............  13
     4.2 Authorization of Transaction..........................................  13
     4.3 Valid Issuance of PC-TEL Common Stock.................................  13
     4.4 Noncontravention.  To the knowledge of PC-TEL and Sub, n..............  13

     4.5 Consents.............................................................   13
     4.6 Brokers' Fees........................................................   14

5. CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;
     ADDITIONAL AGREEMENTS AND COVENANTS......................................   14

     5.1 Conduct of Business of Voyager.......................................   14
     5.2 Access to Information................................................   15
     5.3 Other Discussions....................................................   15
     5.4 Consents.............................................................   15

6. CONDITIONS TO OBLIGATIONS OF PC-TEL, SUB, VOYAGER AND
     THE SHAREHOLDERS.........................................................   15

     6.1 Consents and Approvals...............................................   15
     6.2 No Material Adverse Change...........................................   16
     6.3 Representations and Warranties.......................................   16
     6.4 Performance of Obligations of Voyager................................   16
     6.5 Shareholder Approval.................................................   16
     6.6 Agreement of Merger..................................................   16
     6.7 No Actions...........................................................   16
     6.8 Employment, Consulting and Non-Competition Agreements................   16
     6.9 Escrow Agreement.....................................................   16
     6.10 Resignations........................................................   16
     6.11 Registration Rights Agreement.......................................   16
     6.12 Proprietary Agreements..............................................   16
     6.13 Opinion of Counsel to Voyager and The Shareholders..................   16
     6.14 FIRPTA..............................................................   16
     6.15 Stock Certificates..................................................   17

7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
     INDEMNIFICATION..........................................................   17

     7.1 Survival of Representations, Warranties, Covenants
          and Agreements......................................................   17
     7.2 Indemnification by the Shareholders..................................   17
     7.3 Indemnification by PC-TEL............................................   21
     7.4 Limitation on Indemnification........................................   21
     7.5 Fraud................................................................   21

8. RESERVE ACCOUNT............................................................   21

     8.1   Reserve Account....................................................   21

9. TERMINATION OF AGREEMENT...................................................   22

     9.1   Termination........................................................   22
     9.2   Authorization of Termination.......................................   23

     9.3   Effect of Termination..............................................  23

    10.   MISCELLANEOUS......................................................   23

    10.1  Lock-Up Agreement..................................................   23
    10.2  Press Releases and Public Announcements............................   23
    10.3  No Third Party Beneficiaries.......................................   24
    10.4  Entire Agreement...................................................   24
    10.5  Succession and Assignment..........................................   24
    10.6  Counterparts.......................................................   24
    10.7  Headings...........................................................   24
    10.8  Notices............................................................   24
    10.9  Governing Law......................................................   25
    10.10 Amendments and Waivers.............................................   25
    10.11 Severability.......................................................   25
    10.12 Expenses...........................................................   25
    10.13 Incorporation of Exhibits and Schedules............................   26
    10.14 Specific Performance...............................................   26
    10.15 Confidentiality and Nondisclosure Agreements.......................   26

                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, is dated as of February 23, 2000, by and among PC-TEL, Inc., a Delaware corporation ("PC-TEL"), V T Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of PC-TEL ("Sub"), Voyager Technologies, Inc., a California corporation ("Voyager") and the shareholders of Voyager listed on the signature pages hereto (collectively, the "Shareholders").

     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and mutual covenants and agreements contained herein, PC-TEL, Sub, Voyager and the Shareholders hereby agree as follows:

     1.   THE MERGER.
          ----------

          1.1 Merger; Effective Time of the Merger. Subject to the terms and
              ------------------------------------
conditions of this Agreement and Plan of Reorganization (this "Agreement") and as contemplated by the Agreement of Merger attached hereto as Exhibit 1.1 (the
                                                              -----------
"Agreement of Merger"), Sub will be merged with and into Voyager (the "Merger") in accordance with the applicable provisions of the Corporations Code of California (the "CCC") and the Delaware General Corporation Law (the "DCL"). The Agreement of Merger provides, among other things, the mode of effecting the Merger and the manner and basis of converting each issued and outstanding share of capital stock of Voyager into shares of common stock of PC-TEL ("PC-TEL Common Stock"). The Agreement of Merger shall be executed by Voyager, PC-TEL and Sub prior to the Effective Date of the Merger (as defined in this Section 1.1).

          Subject to the provisions of this Agreement, the Agreement of Merger shall be filed in accordance with the CCC and the DCL on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon such filing of the Agreement of Merger in the State of California (the date of such filing being hereinafter referred to as the "Effective Date of the Merger" and the time of confirmation of such filing being hereinafter referred to as the "Effective Time of the Merger").

          1.2  Closing. The closing of the Merger (the "Closing") will take
               -------
place as soon as practicable on the first business day after satisfaction of the conditions set forth in this Agreement (the "Closing Date"), at the offices of PC-TEL, 1331 California Circle, Milpitas, California, unless a different date or place is agreed to in writing by the parties hereto.

          1.3  Effects of the Merger. At the Effective Time of the Merger, (a)
               ---------------------
the separate existence of Sub shall cease and Sub shall be merged with and into Voyager (Sub and Voyager are sometimes referred to herein as the "Constituent Corporations" and Voyager after the Merger is sometimes referred to herein as the "Surviving Corporation"); (b) the Articles of Incorporation of Voyager shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended to provide, among other things, that the authorized capital stock of the Surviving Corporation shall be 1,000 shares of Common Stock; (c) the Bylaws of Voyager shall be the Bylaws of the Surviving Corporation; (d) the directors of the Surviving Corporation shall be Han Yeh, Andrew Wahl and Tom Capizzi; (e) the officers of the Surviving Corporation shall be Han Yeh, Andrew Wahl and Tom Capizzi; and (f) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

          1.4  Tax-Free Reorganization. The Merger is intended to be a tax-free
               -----------------------
reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          1.5  Escrow. Sixty Thousand Eight Hundred Thirty (60,830) shares of
               ------
PC-TEL Common Stock to be delivered to the Shareholders pursuant to Section 2.1 of this Agreement (the "Escrow Shares") shall be held in escrow as collateral for the indemnification obligations of the Shareholders pursuant to Section 7.2 of this Agreement and the provisions of an escrow agreement ("Escrow Agreement") in the form attached hereto as Exhibit 1.5. The Escrow Shares shall be withheld
                               -----------
equally from the shares of PC-TEL Common Stock to be delivered to the Shareholders at the Closing.

          2.  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
              ------------------------------------------------------------
              CORPORATIONS; EXCHANGE OF CERTIFICATES
              --------------------------------------

              2.1  Effect on Capital Stock.
                   -----------------------

                   (a)  Capital Stock of Sub. As of the Effective Time of the
                        --------------------
                   Merger, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Voyager, all issued and outstanding shares of capital stock of Sub shall be converted into 1,000 shares of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                   (b)  Cancellation of Capital Stock of Voyager.
                        ----------------------------------------

                            (i)     As of the Effective Time of the Merger, by
virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Voyager, all shares of capital stock of Voyager that are owned directly or indirectly by Voyager or by any entity controlled by Voyager shall be canceled and no stock of PC-TEL or other consideration shall be delivered in exchange therefor.

                            (ii)    As of the Effective Time of the Merger, by
virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Voyager, (A) each issued and outstanding share of Voyager Common Stock, that are issued and outstanding immediately prior to the Effective Time of the Merger shall automatically be canceled and extinguished and converted into the right to receive an aggregate of Two Hundred Sixty-Seven Thousand Six Hundred Eighty-Seven (267,687) shares of PC-TEL Common Stock, plus Two Million Sixty-Five Thousand Three Hundred Thirty-One Dollars ($2,065,331) (the "Merger Consideration"), to be distributed among the Shareholders as follows: One Hundred Fifty-Four Thousand Eight Hundred Fifty-Three (154,853) shares, plus One Million Five Hundred Sixty Five Thousand Three Hundred Eleven Dollars ($1,565,311) to Mr. Shook and One Hundred Twelve Thousand Eight Hundred Thirty-Four (112,834) shares, plus Five Hundred Thousand Dollars ($500,000) to Mr. Fraser, and (B) each Voyager Option issued and outstanding prior to the Effective Time shall automatically be canceled and extinguished and converted into the right to receive a 0.07604 (the "Exchange Ratio") share of PC-TEL Common Stock.

          2.2   Assumption of Voyager Options.
                -----------------------------

(a) As of the Effective Time of the Merger, each unexpired and unexercised option to purchase shares of Voyager Common Stock (a "Voyager Option") granted under the stock option plans of Voyager outstanding immediately prior to the Effective Time shall be assumed by PC-TEL (an "Assumed Voyager Option").
Schedule 2.2(a) hereto sets forth a true and complete list as of the date hereof
---------------
of all holders of Voyager Options, including the number of shares of Voyager Common Stock subject to such options, a breakdown as between vested and unvested options, the exercise price per share and the term of such options. Each Voyager Option so assumed by PC-TEL will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Voyager Option immediately prior to the Effective Time, except that (i) such Assumed Voyager Option will be exercisable for that number of whole shares of PC-TEL Common Stock equal to the product of the number of shares of Voyager Common Stock (on an as-converted to common stock basis) that were purchasable under such Assumed Voyager Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of PC-TEL Common Stock, and (ii) the per share exercise price for the shares of PC-TEL Common Stock issuable upon exercise of such Assumed Voyager Option will be equal to the quotient obtained by dividing the exercise price per shares of Voyager Common Stock (on an as-converted to common stock basis) at which such Voyager Option was exercisable immediately prior to the Effective Date by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Voyager Options and the documents governing such Voyager Options and provided PC-TEL assumes such Voyager Options in accordance with this Agreement, the Shareholders represent and warrant that the Closing will not terminate or accelerate any Assumed Voyager Option or any right of exercise, vesting or repurchase relating thereto with respect to shares of PC-TEL Common Stock acquired upon exercise of such Voyager Option.

          2.3   Restricted Securities.
                ---------------------

            (a)     Restrictions. The PC-TEL Common Stock to be issued pursuant
                    ------------
        to Section 2.1 will be subject to restrictions imposed by applicable federal and state securities laws.

            (b)     Further Limitations on Disposition. Each Shareholder agrees
                    ----------------------------------
not to make any disposition of all or any portion of PC-TEL's Common Stock unless and until the transferee has agreed in writing for the benefit of PC-TEL to the representations of Section 3 and to be bound by the Registration Rights Agreement, provided that this Section 2.3(b) shall not apply to any disposition of all or any portion of PC-TEL's Common Stock:

                   (i) If there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                   (ii) (A) If such Shareholder shall have notified PC-TEL of the proposed disposition and shall have furnished PC-TEL with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by PC-TEL, such Shareholder shall have furnished PC-TEL with an opinion of counsel, reasonably satisfactory to PC-TEL that such disposition will not require registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). It is agreed that PC-TEL will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances; provided, however, that notwithstanding any provision of this Section 2.3(b), in
--------  -------
no event shall PC-TEL Common Stock be transferred to any entity (or any affiliate thereof) which is engaged in the development, marketing or sale of products that are, in PC-TEL's judgment, the same or similar to those of PC-TEL, and any such attempted transfer shall be void ab initio.

            (c) Legends.  It is understood that the certificates
                -------
     representing PC-TEL Common Stock will bear legends describing certain of the applicable restrictions on transferability referred to in this Section 2.3, including the following legend:

              "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the company that such registration is not required or unless sold pursuant to Rule 144 of such Act".

Related stop-transfer instructions will be placed on PC-TEL Common Stock by PC-TEL or its duly appointed transfer agent.

            (d) Limitations on Disposition of Mr. Fraser's Shares. Eighty-
                -------------------------------------------------
Four Thousand Six Hundred Twenty-Five (84,625) shares of PC-TEL Common Stock to be delivered to Mr. Fraser pursuant to Section 2.1 of this Agreement, shall be subject to the restrictions and obligation of Mr. Fraser pursuant to Section 8 of this Agreement and the provisions of a letter of instruction ("Transfer Agent Instructions") in the form attached hereto as Exhibit 2.3(d).
                                              --------------

          2.4   Surrender and Exchange of Voyager Common Stock and Voyager
                ----------------------------------------------------------
Options.
-------
            (a) The conversion of shares of Voyager Common Stock into PC-TEL Common Stock and cash as provided for by this Agreement and the Agreement of Merger shall occur automatically at the Effective Time without further action by the holders thereof. Each Shareholder shall, on the Closing Date, surrender all of such holder's certificate(s) that prior to the Effective Time represented shares of Voyager Common Stock to PC-TEL and upon such surrender such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the PC-TEL Common Stock into which such shares have been converted and cash, as applicable, less any shares to be held in escrow pursuant to
Section 1.5 and any shares to be held by the Transfer Agent pursuant to Section
8.

            (b) The assumption of outstanding Voyager Options by PC-TEL and their conversion into options to purchase shares of PC-TEL Common Stock as provided in Section 2.2 hereof shall occur automatically at the Effective Time without further action on the part of the holders thereof. As soon as practicable after the Effective Time, PC-TEL shall issue to each holder of an assumed Voyager Option a document that evidences PC-TEL's assumption of such option. The right to receive an Assumed Voyager Option may not be assigned or transferred, except to the extent the predecessor Voyager Option was assignable or transferable. Any attempted assignment contrary to this Section 2.4 shall be null and void.

     3.  REPRESENTATIONS AND WARRANTIES OF VOYAGER AND THE SHAREHOLDERS.
         --------------------------------------------------------------

     Except as set forth in a letter specifically referring to a subsection of this Section 3 of this Agreement (the "Disclosure Letter") delivered by Voyager and the Shareholders to PC-TEL, each of Voyager and the Shareholders, jointly and severally, represent and warrant to PC-TEL and Sub that the representations and warranties set forth below shall be true and correct as of the date hereof and as of the Closing.

          3.1  Organization of Voyager. Voyager is a corporation duly organized,
               -----------------------
validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on Voyager. Voyager has delivered to PC-TEL complete and accurate copies of its current Articles of Incorporation and Bylaws, and minutes of all of its directors' and shareholders' meetings.

          3.2  Authorization of Transaction. Voyager and the Shareholders have
               ----------------------------
full power and authority to execute and deliver this Agreement and any other agreements related to the transactions contemplated by this Agreement and to perform their obligations hereunder. This Agreement, the Agreement of Merger, the Registration Rights Agreement and the Escrow Agreement have each been executed and delivered by the Shareholders and Voyager, as applicable, and constitutes the legal, valid and binding obligation of the Shareholders and Voyager, as applicable, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          3.3  Stock. The authorized capital stock of Voyager consists of Twenty
               -----
Million (20,000,000) shares of Common Stock, of which Four Million (4,000,000) shares are issued and outstanding on the date hereof. Shareholders beneficially and of record own all of the shares of capital stock of Voyager outstanding. As of the date hereof, there were Six Hundred Forty-Five Thousand One Hundred Fifty-Seven (645,157) shares of Common Stock reserved for issuance upon the exercise of the Voyager Options. Except for the Voyager Options there are no outstanding contracts or other rights to subscribe for or purchase, or contracts or other obligations to issue or grant any rights to acquire, any equity securities of Voyager, or to restructure or recapitalize Voyager. All outstanding equity securities of Voyager are duly authorized, validly issued and outstanding and are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. There are no preemptive rights in respect of any equity securities of Voyager. All of Voyager's incentive stock options under Section 422 of the Code have been issued in compliance with all laws, rules and regulations necessary to preserve such incentive stock option treatment. None of the issued and outstanding shares of Voyager Common Stock is subject to repurchase or redemption. All Voyager options have been issued in accordance with Voyager's stock option plans and all state securities laws. The Voyager stock option plans and all amendments thereto have been approved by all requisite Voyager shareholder action. Voyager does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding. The consummation of the Merger shall not cause an acceleration in the vesting or lapse of any restriction or right of any of Voyager's securities.

          3.4   Noncontravention. Neither the execution and the delivery of this
                ----------------
Agreement, the Agreement of Merger or any other agreements related to the transactions contemplated by this Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Voyager or the Shareholders are subject or any provision of the charter or bylaws of Voyager or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, lien, security interest or other arrangement to which Voyager or Shareholders are a party or by which it or they are bound or to which any of its or their assets is subject except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or security interest would not have a material adverse effect on the ability of the Shareholders to consummate the transactions contemplated by this Agreement. Voyager does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

          3.5   Brokers' Fees. Neither Voyager nor the Shareholders has any
                -------------
liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the PC-TEL could become liable or obligated.

          3.6   Financial Statements. (a) Voyager has delivered to PC-TEL
                --------------------
correct and complete copies of its accounting records, which were used by Voyager and PC-TEL in the joint preparation of Voyagers' financial statements (the "Financial Statements"). The Shareholders and Voyager agree that the Financial Statements present fairly its financial position for the dates thereof and the results of its operations and cash flows for the periods thereof.

            (b) There are no debts, liabilities or claims against Voyager that have not been disclosed by Voyager or the Shareholders to PC-TEL, contingent or otherwise. The provision for taxes of Voyager as set forth in its Financial Statements is adequate and accurate for taxes due or accrued as of such dates.

            (c) All of the accounts receivable and notes receivable owing to Voyager as of January 26, 2000 have been disclosed to PC-TEL and constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay, or other rights of set-of against any thereof. Except as set forth on Schedule
                                                                      --------
3.6, there is (i) no account debtor or note debtor delinquent in its payment by
---
more than 90 days, (ii) no account debtor or note debtor that has refused (or, to the best knowledge of the Shareholders, threatened to refuse) to pay its obligations for any reason, (iii) to the best knowledge of the Shareholders, no account debtor or note debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable which is pledged to any third party by Voyager.

            (d) All accounts payable and notes payable by Voyager to third parties as of January 26, 2000 have been disclosed by Voyager or the Shareholders to PC-TEL.

          3.7   Legal and Other Compliance. Voyager is in compliance in all
                --------------------------
material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Voyager alleging any failure so to comply.

          3.8   Taxes. All federal tax returns and all material state and local
                -----
tax returns that are required to be filed by or with respect to Voyager on or before the Effective Time of the Merger have been or prior to the Closing will be duly filed, and all taxes shown as due on such tax returns have been paid or will be paid in full. No issues relating to Voyager that have been raised by the IRS or any other taxing authority in connection with the examination of any of such tax returns, are currently pending.

          3.9   Real Property. The real property lease agreement by and between
                -------------
John Lincoln, Jr. and Voyager, dated November 2, 1994, as amended October 30, 1998, is legal, valid, binding, enforceable, and in full force and effect. Voyager is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by Voyager so as to permit termination, modification or acceleration thereunder. Voyager does not own any real property.

          3.10  Environmental Compliance. Voyager's properties are, in all
                ------------------------
material respects, in compliance with all applicable environmental laws, and Shareholders have no knowledge and Voyager has received no notice of any material unresolved violation or alleged violation of any environmental laws in its conduct of the business.

          3.11  Intellectual Property.
                ---------------------

            (a) Voyager owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property. "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, and associated therewith anywhere in the world, including patents and patent applications, copyrights, trademarks, service marks, trade dress, logos, mask works, trade secrets and proprietary information, inventions, discoveries, innovations, know-how, information, documentation, computer software and hardware and all other forms of technology, and any license or agreements granting rights related to the foregoing.

            (b) To the knowledge of the Shareholders, none of the Intellectual Property has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties. To the knowledge of the Shareholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property.

            (c) Schedule 3.11(c) identifies each patent or registration which
                ----------------
has been issued to or acquired by Voyager with respect to any of the Intellectual Property, identifies each pending patent application or application for registration which Voyager has made with respect to any of its Intellectual Property, and identifies each current license, agreement, or other permission which Voyager has granted to any third party with respect to any of its Intellectual

Property (together with any exceptions). Voyager has delivered to PC-TEL correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to PC-TEL correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.11(C)
                                                             ----------------
also identifies each trade name or unregistered trademark used by Voyager in connection with its business. With respect to each item of Intellectual Property required to be identified in Schedule 3.11(c):

                   (i) Voyager owns or has the right to use the item, free and clear of any lien, security interest, license, or other restriction;

                   (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (iii) to the knowledge of the Shareholders, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened against Voyager which challenges the legality, validity, enforceability, use, or ownership of the item; and

                   (iv) Voyager has not and has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d) Section 3.11(d) identifies each item of Intellectual Property that
              ---------------
any third party licenses to Voyager and that Voyager uses pursuant to license, sublicense, agreement, or permission. Voyager has delivered to PC-TEL correct and complete copies of all such licenses, sublicenses, agreements, and permissions, as amended to date. With respect to each item of Intellectual Property required to be identified on Schedule 3.11(d):

                   (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                   (ii) Voyager is not in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default by Voyager so as to permit termination, modification, or acceleration thereunder of any license, sublicense, agreement, or permission;

                   (iii) Voyager has not repudiated any provision of any license, sublicense, agreement or permission;

                   (iv) to the knowledge of the Shareholders, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of Voyager, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                   (v) Voyager has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          3.12  Contracts. Set forth on Schedule 3.12 is a list of all
                ---------               --------------
outstanding agreements, contracts, contract rights, licenses, purchase and sale orders (collectively, the "Contracts"), whether or not in writing to which Voyager or either of the Shareholders is a party that relates to any aspect of the business, assets, services or properties of Voyager. With respect to each Contract (i) the contract is legal, valid, binding, enforceable, and in full force and effect; and (ii) neither Voyager nor any Shareholder, as applicable, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default so as to permit termination, modification, or acceleration, under the contract.

          3.13  Litigation. Schedule 3.13 sets forth each instance in which (i)
                ----------  -------------
Voyager is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) Voyager is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. There is no action suit, proceeding, or investigation pending or threatened against Voyager, or the Shareholders, or the officers or directors of Voyager, that questions the validity of this Agreement, the Agreement of Merger, or the right of Voyager or the Shareholders to enter into this Agreement, the Agreements of Merger, or to consummate the transactions contemplated hereby or thereby, or which might reasonably be expected to result in any material adverse change in the business, condition or properties of Voyager. There is no action, suit, proceeding, or investigation by Voyager or the Shareholders which any of them currently intends to initiate. Neither Voyager nor the Shareholders is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the business condition of Voyager.

          3.14  Consents. No consent, approval, order or authorization of, or
                --------
registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality is required by or with respect to Voyager in connection with the execution and delivery of this Agreement and the Agreement of Merger or the consummation by Voyager of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger pursuant to the CCC and DGL and appropriate documents with the relevant authorities of other states in which Voyager is qualified to do business and
(ii) such consents, approvals, authorizations, registrations of qualifications as may be required under state securities or blue sky laws in connection with the Merger.

          3.15  Bank Accounts, Powers, etc. Schedule 3.15 lists, each bank,
                --------------------------  -------------
trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Voyager has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto.

     4.   REPRESENTATIONS AND WARRANTIES OF PC-TEL AND SUB.
          ------------------------------------------------

          Except as set forth or referred to in any of PC-Tel's press releases or filings with the Securities and Exchange Commission or the National Association of Securities Dealers, Inc., copies of which have been made delivered or made available to Voyager and the Shareholders, PC-TEL and Sub, represent and warrant that the representations and warranties set forth below shall be true and correct as of the date hereof and as of the Closing.

          4.1   Organization of the PC-TEL and Sub. PC-TEL and sub are
                ----------------------------------
corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation.

          4.2   Authorization of Transaction. PC-TEL and Sub have the power and
                ----------------------------
authority (including full corporate power and authority) to execute and deliver this Agreement and the Agreement of Merger and to perform their obligations hereunder and thereunder. All corporate and other actions or proceedings to be taken by or on the part of PC-TEL and Sub to authorize and permit the execution and delivery by it pursuant hereto, the performance by PC-TEL and Sub of their obligations hereunder, the consummation by PC-TEL of the transactions contemplated herein, and the issuance, sale and delivery of PC-TEL Common Stock have been duly and properly taken. This Agreement, the Agreement of Merger, the Registration Rights Agreement and the Escrow Agreement have been duly executed and delivered by PC-TEL and Sub as applicable and constitutes the legal, valid and binding obligation of PC-TEL and Sub, as applicable enforceable against each in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          4.3   Valid Issuance of PC-TEL Common Stock. The shares of PC-TEL
                -------------------------------------
Common Stock, when issued, and delivered to the Shareholders in accordance with the terms of the Merger will be, duly and validly issued, fully paid, and non-assessable, and based on representations of the Shareholders, issued in compliance with all federal and state securities laws.

          4.4   Noncontravention. To the knowledge of PC-TEL and Sub, neither
                ----------------
the execution and the delivery of this Agreement, the Agreement of Merger, or any agreement related to the transactions contemplated by this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which PC-TEL or Sub is subject or any provision of their charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument, lien, security interest or other arrangement to which PC-TEL or Sub is a party or by which they are bound or to which any of their assets is subject except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or security interest would not have a material adverse effect on the ability of PC-TEL or Sub to consummate the transactions contemplated by this Agreement.

          4.5   Consents. No consent, approval, order or authorization of, or
                --------
registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality is required by or with respect to PC-TEL and Sub in connection with the execution and delivery of this Agreement and the Agreement of Merger or the consummation by PC-TEL and Sub of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger pursuant to the CCC and DGL and appropriate documents with the relevant authorities of other states in which PC-TEL and Sub is qualified to do business and (ii) such consents, approvals, authorizations, registrations of qualifications as may be required under state securities or blue sky laws in connection with the Merger.

          4.6   Brokers' Fees. PC-TEL does not have any liability or obligation
                -------------
to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Voyager could become liable or obligated.

     5.  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; ADDITIONAL AGREEMENTS
         -----------------------------------------------------------------------
AND COVENANTS
-------------

          5.1   Conduct of Business of Voyager. During the period from the date
                ------------------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, Voyager shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use reasonable efforts to preserve intact its present business organizations, keep available the services of its present service providers, and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Voyager shall promptly notify PC-TEL of any event or occurrence not in the ordinary course of business of Voyager and any event which could have a material and adverse effect on the business condition of Voyager. Except as expressly contemplated by this Agreement, Voyager, without the prior written consent of PC-TEL or Sub (which consent shall not be unreasonably withheld), shall not:

          (a) incur any additional indebtedness for money borrowed or guarantee any indebtedness or obligation of any other party;

          (b) set aside or pay any dividend or distribution of assets to, repurchase any of its stock from, or make any loan to its shareholders;

          (c) issue or grant any securities or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

          (d) enter into, amend or terminate any employment or consulting agreement or any similar agreement or arrangement;

          (e) increase the compensation payable or to become payable to any of its officers, employees or agents above the amount payable as of February 1, 2000, or adopt or amend any employee benefit plan or arrangement;

          (f) accelerate the vesting of any employee stock benefit (including exercisability of stock options);

          (g) acquire or dispose of any properties or assets used in its business except in the ordinary course of business;

          (h) waive any statute of limitations so as to extend any tax or other liability;

          (i) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets;

          (j) enter into, amend or terminate any lease of real or personal property otherwise than in the ordinary course of business;

          (k)   amend its Articles of Incorporation or Bylaws;

          (l) engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof; or

          (m) make any amendments or changes in any instruments, agreements, other documents or written information delivered by it or its representatives to PC-TEL.

          5.2   Access to Information. Each party will give to the other party
                ---------------------
and their respective accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to its business, assets and liabilities, and each party will furnish to the other party, their respective accountants, legal counsel and other representatives during such period all such information concerning its affairs as the other may reasonably request but subject to Section 10.15 below; provided, that any furnishing of such information pursuant hereto or any investigation by each party hereto shall not affect such party's right to rely on the representations, warranties, agreements and covenants made by the other party in this Agreement.

          5.3   Other Discussions. From the date hereof until the Closing or the
                -----------------
termination of this Agreement in accordance with Section 9 hereof, whichever occurs first, neither Voyager nor any officer, director, agent or representative of Voyager will discuss or negotiate, or authorize any person or entity to discuss or negotiate on its or their behalf, with any other party, concerning the possible disposition of Voyagers' business, assets or capital stock.

          5.4   Consents. Each party shall use its best efforts to obtain any
                --------
consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

     6.   CONDITIONS TO OBLIGATIONS OF PC-TEL, SUB, VOYAGER AND THE
          ---------------------------------------------------------
SHAREHOLDERS.
------------

          The obligations of PC-TEL, Sub, Voyager and the Shareholders to consummate the transactions contemplated hereby are, at the election of each such party, subject to satisfaction of the following conditions by the other party, to the extent applicable to the other party, or waiver thereof:

          6.1   Consents and Approvals. The parties hereto shall have obtained
                ----------------------
all consents and approvals of shareholders and third parties (including governmental authorities) required to consummate the transactions contemplated by this Agreement and the Agreement of Merger.

          6.2   No Material Adverse Change. There shall have been no material
                --------------------------
adverse change in the business condition or Voyager on or before the Closing, and PC-TEL shall have received a certificate signed by the chief executive officer to such effect.


          6.3   Representations and Warranties. All representations and
                ------------------------------
warranties made herein by the other party shall be true, accurate and correct in all respects as of the date made and as if made as of the Closing. The other party shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing.

          6.4   Performance of Obligations of Voyager. Voyager and the
                -------------------------------------
Shareholders shall have performed all obligations and covenants required to be performed by them under this agreement prior to the Closing Date, and PC-TEL shall have received a certificate signed by the chief executive officer and Secretary of Voyager to such effect.

          6.5   Shareholder Approval. This Agreement and the Agreement of Merger
                --------------------
shall have been approved and adopted by the Shareholders.

          6.6   Agreement of Merger. PC-TEL and Voyager shall be satisfied that
                -------------------
simultaneously with the Closing, the Agreement of Merger shall have been filed in the offices of the Secretary of State of California and the Secretary of State of Delaware.

          6.7   No Actions. Consummation of the transactions contemplated by
                ----------
this Agreement and the Agreement of Merger shall not violate any order, decree or judgment of any court or governmental body having jurisdiction.

          6.8   Employment, Consulting and Non-Competition Agreements. PC-TEL
                -----------------------------------------------------
shall be satisfied that the Shareholders shall have entered into an Employment Agreement, a Consulting Agreement and Non-Competition Agreement, as applicable, substantially in the forms attached hereto as Exhibits 6.8(a), 6.8(b) and 6.8(c), respectively.

          6.9   Escrow Agreement. The Escrow Agreement shall be executed by all
                ----------------
of the appropriate parties.

          6.10  Resignations. Each member of the Voyager Board of Directors
                ------------
shall have resigned effective as of the Closing Date.

          6.11  Registration Rights Agreement. PC-TEL and Shareholders shall
                -----------------------------
have entered into a Registration Rights Agreement in the form attached hereto as
Exhibit 6.11.
------------

          6.12 Proprietary Agreements. All Voyager employees as of the Closing Date shall have entered into PC-TEL's standard proprietary information and inventions agreement in the form attached hereto as Exhibit 6.12.
                                                    ------------

          6.13  Opinion of Counsel to Voyager and The Shareholders. PC-TEL shall
                --------------------------------------------------
have received an opinion dated the Closing Date of Cohen & Ostler, counsel to Voyager and the Shareholders, in a form mutually agreed to by the parties hereto.

          6.14  FIRPTA. PC-TEL shall have received a properly executed Foreign
                ------
Investment and Real Property Tax Act of 1980 ("FIRPTA") notification Letter, in form and substance satisfactory to PC-TEL, which states that shares of capital stock of Voyager do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying PC-TEL's obligations under Treasury Regulation Section 1.1445-2(c)(3).

          6.15  Stock Certificates. The Shareholders shall deliver to PC-TEL
                ------------------
stock certificates representing all of the outstanding capital stock of Voyager, with properly executed stock powers.

     7.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
         -----------------------------------------------------------

         7.1    Survival of Representations, Warranties, Covenants and
                ------------------------------------------------------
Agreements. Notwithstanding any investigation conducted at any time with regard
----------
thereto by or on behalf of any party to this Agreement, all representations, warranties, covenants, and agreements of Voyager and the Shareholders, and PC-Tel and its Sub shall survive the execution, delivery and performance of this Agreement and shall terminate upon the date one (1) year after the Effective Time of the Merger. No investigation made by or on behalf of PC-Tel or Sub with respect to Voyager and the Shareholders shall be deemed to affect PC-Tel's or Sub's reliance on the representations, warranties, covenants and agreements made by Voyager and the Shareholders contained in this Agreement and shall not be a waiver of PC-Tel's or Sub's rights to indemnity as herein provided for the breach or inaccuracy of, or failure to perform or comply with, any of Voyager's or the Shareholders' representations, warranties, covenants or agreements under this Agreement or the Escrow Agreement. No investigation made by or on behalf of Voyager or the Shareholders with respect to PC-Tel or Sub shall be deemed to affect Voyager's or the Shareholders' reliance on the representations, warranties, covenants and agreements made by PC-Tel or Sub contained in this Agreement and shall not be a waiver of Voyager's or the Shareholders rights to indemnity as herein provided for the breach or inaccuracy of, or failure to perform or comply with, any of PC-Tel's or Sub's representations, warranties, covenants or agreements under this Agreement or the Escrow Agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing. No performance or execution of this Agreement in whole or in part by any party hereto, no course of dealing between or among the parties hereto or any delay or failure on the part of any party in exercising any rights hereunder or at law or in equity, and no investigation by any party hereto shall operate as a waiver of any rights of such party. As used in this Section 7, any reference to a representation, warranty, agreement or covenant contained in any section of this Agreement shall not give effect to any of the disclosures or qualifications set forth (either as of the date hereof or as of the Closing) in any accompanying schedule, exhibit, certificate or the Disclosure Letter.
          Notwithstanding the expiration date of the representations, warranties, covenants and agreements set forth herein, if PC-Tel or Voyager shall notify the Shareholders or if the Shareholders shall notify PC-Tel or Sub with respect to the submission of a claim during the time period of survivability of such representation, warranty, covenant or agreement in conformity with the terms of the Escrow Agreement, each party's liability or obligation for Losses shall continue in full force and effect until those claims timely made are finally settled.

          7.2   Indemnification by the Shareholders.
                -----------------------------------

            (a) Indemnification by the Shareholders.  The Shareholders shall,
                -----------------------------------
jointly and severally, indemnify and hold PC-TEL, its officers, directors, agents and affiliates and the Surviving Corporation, harmless against and in respect of all claims, losses, liabilities, liens, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually, a "Loss" and collectively, "Losses") incurred by PC-TEL, its officers, directors, agents, or affiliates, or the Surviving Corporation directly or indirectly, as a result of (i) any inaccuracy or breach of a representation or warranty of the Shareholders contained in this Agreement or in any instrument or certificate executed and delivered by the Shareholders to PC-TEL (or any affiliate or subsidiary of PC-TEL) in connection with the transactions contemplated by this Agreement, (ii) any failure by the Shareholders to perform or comply with any covenant contained in this Agreement or (iii) any claims made with respect to the litigation set forth on Schedule 3.13.

            (b) Escrow Account. At the Closing, PC-TEL, the Shareholders, and
                --------------
the Escrow Agent shall execute the Escrow Agreement, and PC-TEL shall deliver the Escrow Shares into escrow (the "Escrow Account"). All shares included within the Escrow Account shall be deemed the property of the Shareholders unless distributed to PC-TEL in accordance with the provisions of the Escrow Agreement. The Escrow Agent shall administer the Escrow Account, as it may exist from time to time, on behalf of PC-TEL and the Shareholders, for the purposes of securing the Shareholders' indemnity obligations under Section 7 hereof.

                   (i)    Termination of Escrow Account. Subject to the
                          -----------------------------
resolution of pending claims prior to the expiration of the Escrow Account, the Escrow Account shall remain in existence during the period of time (the "Escrow
Period") between the Closing Date and                                    ------
------

                          (A)  with respect to fifty percent (50%) of the Escrow
Shares, 5:00 p.m., Pacific Standard Time, on the date one (1) year after the Effective Time of the Merger; and

                          (B)  with respect to the remaining Escrow Shares, 5:00
p.m., Pacific Standard Time upon the earliest to occur of,

                                  (1)  such date as a settlement agreement is
executed by the parties to the litigation set forth on Schedule 3.13; or

                                  (2)  in the event that a judgment or order is
entered with respect to the litigation set forth on Schedule 3.13, on the date which is thirty (30) days after such judgment or order; provided, however, that
                                                        --------  -------
in the event that a notice of appeal with respect to such judgment or order is filed with the district clerk within thirty (30) days after such judgment or order, on the date which is two (2) years after the Effective Time of the Merger; or

                                  (3)  on the date which is two (2) years after
the Effective Time of the Merger (each period in subsections (1), (2) and (3) above referred to herein as the "Escrow Release Date").
                                 -------------------
                   (ii)   Protection of Escrow Account. The Escrow Agent shall
                          ----------------------------
hold and safeguard the Escrow Account during the Escrow Period, shall treat such account as a trust account in accordance with the terms of this Agreement and not as the property of PC-TEL and shall hold and dispose of the Escrow Account only in accordance with the terms hereof.

                   (iii)  Claims Upon Escrow Account.
                          --------------------------

            (A)   Upon receipt by the Escrow Agent at any time on or before
the last day of the Escrow Period of a certificate signed by any officer of PC-TEL (an "Officer's Certificate") (1) stating that PC-TEL or the Surviving
         ---------------------
Corporation has paid or properly accrued or reasonably anticipates that it will have to pay Losses pursuant to Claims made during the Escrow Period in an aggregate stated amount to which PC-TEL or the Surviving Corporation is entitled to indemnity pursuant to this Agreement, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall deliver to PC-TEL out of the Escrow Account, as promptly as practicable, an amount equal to the lesser of: (a) the number of the Escrow Shares (in whole shares) that have an aggregate market value, based on the average closing prices of PC-TEL's Common Stock as quoted on the National Association of Securities Dealers Automated Quotation System National Market for the five (5) consecutive trading days prior to the expiration of the thirty (30) day period after delivery of the Officer's Certificate to the Escrow Agent; provided, however, that in the event the Escrow
                                 --------  -------
Agent receives written authorization from the Shareholders to make delivery out of the Escrow Account prior to the expiration of such thirty (30) day period, the aggregate market value shall be based on the average closing prices of PC-TEL's Common Stock as quoted on the National Association of Securities Dealers Automated Quotation System National Market for the five (5) consecutive trading days prior to the date of receipt by the Escrow Agent of such written authorization from the Shareholders, most nearly equal to the amount of the Losses, or (b) all of the Escrow Shares; provided, however, that (i) with
                                         -----------------
respect to Losses resulting from events set forth in Section 7.2(a)(i) and (ii), the aggregate number of Escrow Shares that may be delivered to PC-TEL pursuant to this Section 7.2(b)(iii) shall be no greater than fifty percent (50%) of the Escrow Shares and (ii) with respect to Losses resulting from events set forth in
Section 7.2(a)(iii), the aggregate number of Escrow Shares that may be delivered to PC-TEL pursuant to this Section 7.2(b)(iii) shall be no greater than an additional fifty percent (50%) of the Escrow Shares; provided, further, that
                                                     --------  -------
with respect to Losses PC-TEL or the Surviving Corporation reasonably anticipates it will have to pay, pursuant to claims made during the Escrow Period, Escrow Shares shall not be delivered to PC-TEL by the Escrow Agent until such time as PC-TEL or the Surviving Corporation actually must pay such Losses. Subject to the procedures set forth in Section 7.2(b)(iii)(B) below, the Escrow Agent shall be entitled to conclusively rely on such Officer's Certificate and shall make such distributions from the Escrow Account only in accordance with the terms thereof.

                   (B) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders by PC-TEL and for a period of thirty (30) days after delivery of the Officer's Certificate to the Escrow Agent, the Escrow Agent shall make no delivery of the shares from the Escrow Account pursuant to this Section 7.2 unless the Escrow Agent shall have received written authorization from the Shareholders to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall, without further notice or authorization of any kind, make delivery of the amount of Losses from the Escrow Account in accordance with Section 7.2(a) above, provided that, except with respect to Claims arising from events set forth in Section 7.2(a)(iii), no such delivery shall be made if the Shareholders deliver written notice to the

Escrow Agent and to PC-TEL prior to the expiration of such thirty (30) day period that the Shareholders dispute in good faith the Claim set forth in the Officer's Certificate, with the basis for such dispute set forth in reasonable detail.

                   (iv)   Resolution of Conflicts; Arbitration.
                          ------------------------------------

                          (A)  In case the Shareholders shall object in writing
to any claim made in any Officer's Certificate as described in Section 7.2(b)(iii) ("Claim"), PC-TEL shall have thirty (30) days to respond in a
              -----
written statement to the Shareholders and the Escrow Agent. If after such thirty
(30) day period there remains a dispute as to any Claim, the Shareholders and PC-TEL shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claim. If the Shareholders and PC-TEL should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and shall make the distributions from the Escrow Account as promptly as practicable only in accordance with the terms thereof or of the Escrow Agreement.

                          (B)  If no such agreement can be reached, either PC-
TEL or the Shareholders may, by written notice to the other, have an arbitrator appointed by the American Arbitration Association, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. The decision of the arbitrator as to the validity and amount of any Losses shall be binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold delivery out of the Escrow Account in accordance therewith. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Jose, California under the commercial rules then in effect of the American Arbitration Association. Through the Escrow Account or otherwise, the arbitrator may apportion among the parties the expenses of the parties, including without limitation, attorneys fees and costs, fees of the arbitrator, the administrative fee of the American Arbitration Association, and the expenses incurred by the other party to the arbitration.

                          (c)  Third Party Claims. In the event PC-TEL
                               ------------------
becomes aware of a third-party claim which PC-TEL believes may result in a demand against the Escrow Account, PC-TEL shall notify the Shareholders of such claim, and the Shareholders shall be entitled, at their own expense, to participate in any defense of such claim. PC-TEL shall have the right in its sole discretion to control the defense, settlement, compromise or other disposition of any such claim, on behalf of and for the account and risk of the Shareholders, and the Shareholders shall cooperate with PC-TEL in any such defense, including, without limitation, by revealing all information pertinent thereto within their control other than attorney-client privileged communications. The costs of defense of any third party action or claim or any settlement or compromise thereof shall be paid from the Escrow Shares. PC-TEL shall have no obligation to obtain the consent of the Shareholders to any good faith settlement or disposition of any claim under this Section 7.2(C); provided, however, that the Shareholders shall retain the power and authority to object to the amount of any withdrawal by PC-TEL against the Escrow Account for indemnity with respect to such settlement or disposition, which objection shall be submitted to arbitration in accordance with the provisions of Section 7.2(b)(iv).

                          (d)  Exclusive Recourse. PC-TEL shall use the Escrow
                               ------------------
Shares as its sole and exclusive recourse, absent fraud, for the Shareholders' obligations pursuant to this Agreement and the Escrow Agreement.

          7.3  Indemnification by PC-TEL.
               -------------------------

            (a) Indemnification by PC-TEL. PC-TEL shall indemnify and hold each
                -------------------------
of the Shareholders harmless against and in respect of all claims, losses, liabilities, liens, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually, a "Loss" and collectively, "Losses") incurred by the
                              ----                     ------
Shareholders directly or indirectly, as a result of (i) any inaccuracy or breach of a representation or warranty of PC-TEL contained in this Agreement or in any instrument or certificate executed and delivered by PC-TEL to the Shareholders in connection with the transactions contemplated by this Agreement, or (ii) any failure by PC-TEL to perform or comply with any covenant contained in this Agreement.

          7.4  Limitation on Indemnification. Notwithstanding any provision of
               -----------------------------
this Section 7, PC-TEL, Voyager and Sub and each of their respective affiliates on the one hand and the Shareholders on the other hand shall each be entitled to indemnification under this Section 7, and all other rights, claims, actions and causes of action in respect of the representations, warranties, covenants and agreements herein contained, only when the aggregate amount of all entitlements to indemnification hereunder exceeds Fifty Thousand Dollars ($50,000), at which point such indemnified parties shall be entitled to the full amount pursuant to this Section 7 from the first dollar of Losses.

                The Shareholders and PC-Tel and Sub shall have liabilities and obligations for Losses (as defined herein) under this Section 7 only with respect to claims submitted or notice of claims provided during the time period of survivability of the specific representation, warranty, covenant or agreement as set forth herein.

          7.5   Fraud. Nothing in this Agreement shall be construed as limiting
                -----
in any way the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by any other party in this Agreement.

     8.  RESERVE ACCOUNT.
         ---------------

          8.1   Reserve Account. At the Effective Time of the Merger, PC-TEL
                ---------------
shall deliver Eighty-Four Thousand Six Hundred Twenty-Five (84,625) shares of the PC-TEL Common Stock to be delivered to Mr. Fraser pursuant to Section 2.1 of this Agreement (the "Reserve Shares") to Norwest Shareowner Services, PC-TEL's transfer agent (the "Transfer Agent") to be held in a reserve account (the "Reserve Account") for purposes of limiting the transfer of such shares by Mr. Fraser. All shares included within the Reserve Account shall be deemed the property of Mr. Fraser. The Transfer Agent shall administer the Reserve Account, as it may exist from time to time, on behalf of Mr. Fraser and pursuant to the Transfer Agent Instructions any attached hereto as Exhibit 2.3(d).
                                                   --------------
            (a) The Reserve Account shall remain in existence during the period of time (the "Reserve Period") between the Effective Time of the Merger and 5:00
              --------------
p.m., Pacific

Standard Time, on the date which is three (3) years after the Effective Time of the Merger (the "Reserve Release Date".); provided, however, that in the event
                 --------------------     --------  -------
of Mr. Fraser's death, total or permanent disability (as defined in Section 22(e)(3) of the Code), or termination of employment by PC-TEL other than for Cause (and such termination does not result from Mr. Fraser's voluntary resignation) then all remaining Reserve Shares held in the Reserve Account shall be distributed to Mr. Fraser at his request (the "Accelerated Reserve Release
Date".)                                           ---------------------------
----
            (b) For purposes of this Agreement only, Cause shall mean (i) a material breach by Mr. Fraser of any obligation or covenant required to be performed or observed by him pursuant to this Agreement, the Employment Agreement or the Proprietary Information and Inventions Agreement which PC-TEL requires of its employees as a condition of employment; (ii) any violation by Mr. Fraser of any statutory or common law duty of loyalty or fiduciary duty to PC-TEL; (iii) the refusal or continued failure of Mr. Fraser to perform his duties under the Employment Agreement or the Proprietary Information and Inventions Agreement; or (iv) the personal or professional conduct of Mr. Fraser which, in the reasonable and good faith judgment of PC-TEL, injures or tends to injure PC-TEL's reputation or otherwise adversely affects PC-TEL's interests. Mr. Fraser shall have a one time right to cure any breach of clause (i) or (iii) of this Agreement within ten days following written notice of breach from PC-TEL.

            (c) Beginning on the one month anniversary of the Effective Time of the Merger and continuing every month thereafter Two Thousand Three Hundred Fifty and seven tenths (2,350.7) of the Reserve Shares shall be released from the Reserve Account and made available to Mr. Fraser, as requested, subject to limitations on transfer as set forth in Section 2.3 until the earlier to occur of (i) the Reserve Release Date or (ii) the Accelerated Reserve Release Date;

provided, however, that upon the receipt by the Transfer Agent prior to the
--------  -------
Reserve Release Date of a certificate signed by any officer of  PC-TEL stating;
(A) that Mr. Fraser is a participant in a registration of PC-TEL's securities pursuant to the Registration Rights Agreement, (B) specifying the number of shares of PC-TEL Common Stock remaining in the Reserve Account which are to be included in such registration, and (C) the number of shares that will remain in the Reserve Account and be made available to Mr. Fraser on a monthly basis thereafter, the Transfer Agent shall deliver to PC-TEL out of the Reserve Account, as promptly as practicable, the number of Reserve Shares (in whole shares) set forth in such certificate and shall thereafter make available to Mr. Fraser on a monthly basis the number of Reserve Shares set forth in such certificate.

            (d) Promptly following the Accelerated Reserve Release Date and upon receipt of instructions from PC-TEL, the Transfer Agent shall, to the extent shares are available therefor in the Reserve Account, make available any shares remaining to Mr. Fraser.

     9.  TERMINATION OF AGREEMENT.
         ------------------------

          9.1   Termination. This Agreement may be terminated at any time prior
                -----------
to the Effective Time of the Merger, whether before or after approval of the Merger by the Shareholders:

  (a) by mutual agreement of the Boards of Directors of PC-TEL and Voyager;

  (b) by PC-TEL, if there has been a material breach by Voyager or either of the Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement and Voyager or either Shareholder fails to cure within five (5) business days after notice thereof is given by PC-TEL (except that no cure period shall be provided for a breach by Voyager or the Shareholders which by its nature cannot be cured):

  (c) by Voyager, if there has been a material breach by PC-TEL of any representation, warranty, covenant or agreement set forth in this Agreement and PC-TEL fails to cure within five (5) business days after notice thereof is given by Voyager (except that no cure period shall be provided for a breach by PC-TEL which by its nature cannot be cured);

  (d) by Voyager or PC-TEL, if any permanent injunction or other order of a court preventing the Merger shall have become final and non appealable or shall render unlikely within a reasonable period of time the consummation of the Merger on the terms contemplated hereby; or

  (e) by Voyager or PC-TEL, if any Governmental Entity shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or any litigation shall be pending, the ultimate resolution of which is likely
      (i) in PC-TEL's opinion to result in the issuance of such an order or injunction, or the imposition against the Surviving Corporation or PC-TEL of substantial damages if the Merger is consummated, or (ii) in PC-TEL's or Voyager's opinion to render PC-TEL, Sub or Voyager unable to consummate the Merger.

          9.2   Authorization of Termination. Where action is taken to terminate
                ----------------------------
this Agreement pursuant to this Section 9, it shall be sufficient authorization for such action to be authorized by the Board of Directors of the party taking such action.

          9.3   Effect of Termination. In the even of termination of this
                ---------------------
Agreement as provided in this Section 9 or a failure to meet all of the closing conditions, this Agreement shall forthwith terminate without liability of any party to any other party; provided, however, that the agreements contained or referred to in Sections 10.2 and 10.12 shall survive and be legally enforceable.

     10.  MISCELLANEOUS.
          -------------

          10.1  Lock-Up Agreement. In consideration for PC-TEL agreeing to its
                -----------------
obligations under this Agreement, each Shareholder agrees not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any securities of PC-TEL (other than those that may be included in a registration) without the prior consent of PC-TEL until the earlier to occur of
(i) April 17, 2000, or (ii) such time that other security holders of the PC-TEL are released from the lock-up agreement entered into in connection with PC-TEL's initial public offering.

          10.2  Press Releases and Public Announcements. The parties shall issue
                ---------------------------------------
a mutually acceptable press release regarding the subject matter of this Agreement. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that

PC-TEL may make any public disclosure it believes in good faith that it is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case PC-TEL will advise the Shareholders prior to making the disclosure).

          10.3  No Third Party Beneficiaries. This Agreement shall not confer
                ----------------------------
any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

          10.4  Entire Agreement. This Agreement constitutes the entire
                ----------------
agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

          10.5  Succession and Assignment. This Agreement shall be binding upon
                -------------------------
and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which approval will not unreasonably be withheld. Notwithstanding the foregoing, this Agreement may be assigned without approval in connection with the acquisition (whether by way of merger, reorganization, sale of assets or transfer of more than 50% of outstanding voting securities) by a third party of PC-TEL.

          10.6  Counterparts. This Agreement may be executed in one or more
                ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          10.7  Headings. The section headings contained in this Agreement are
                --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.8  Notices. All notices, requests, demands, claims, and other
                -------
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) when sent by overnight delivery and (iii) when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

     If to the Shareholders:    Raymond R. Shook
     ----------------------     Ronald H. Fraser
                                c/o Voyager Technologies, Inc.
                                605 E. Tennant Avenue
                                Morgan Hill, CA  95038
                                Tel:  (408) 778-7335
                                Fax:  (408) 779-5701


     Copy to:                   Cohen & Ostler
     -------                    525 University Ave, #410
                                Palo Alto, CA
                                Tel: (650) 321-3835
                                Attn:  Mark Ostler, Esq.

     If to PC-TEL:              PC-TEL, Inc.
     ------------               1331 California Circle
                                Milpitas, CA  95035
                                Tel:   (408) 965-2100
                                Fax:   (408) 941-0488
                                Attention:  Chief Financial Officer

     Copy to:                   Arter & Hadden LLP
     --------                   Five Park Plaza
                                Suite 1000
                                Irvine, CA  92614
                                Tel:   (949) 252-7500
                                Fax:   (949) 833-9604
                                Attention:  Stephen LaCount, Esq.

Any party may sent any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          10.9  Governing Law. This Agreement shall be governed by and construed
                -------------
in accordance with the domestic laws of the State of California as applied to contracts between California residents made and to be performed entirely within the State of California.

          10.10 Amendments and Waivers. No amendment of any provision of this
                ----------------------
Agreement shall be valid unless the same shall be in writing and signed by PC-TEL and each Shareholder. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          10.11 Severability. Any terms or provision of this Agreement that is
                ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          10.12 Expenses. Whether or not the transactions contemplated hereby
                --------
are consummated, all fees and expenses, including any legal, accounting, investment banking and other professional services, costs and expenses, incurred in connection with the negotiation and/or effectuation of the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses; provided, however, that fees and expenses for the Shareholders shall be the obligation of Voyager; provided, further, that fees and expenses for Voyager and the Shareholders in excess of One Hundred Thousand Dollars ($100,000) shall be the obligation of PC-TEL and the Merger Consideration shall be reduced by that number of shares that have an aggregate market value, based on the closing price of PC-TEL's Common

Stock as quoted on the National Association of Securities Dealers Automated Quotation System National Market for three (3) consecutive trading days prior to the Effective Time of the Merger, most nearly equal to the amount over $100,000.

          10.13  Incorporation of Exhibits and Schedules. The Exhibits and
                 ---------------------------------------
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          10.14 Specific Performance. Each of the parties acknowledges and
                --------------------
agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

          10.15 Confidentiality and Nondisclosure Agreements. Except as required
                --------------------------------------------
by law, statute, rule or regulation, all confidential information which shall have been furnished or disclosed by one party to the other pursuant to this Agreement shall be held in confidence pursuant hereto or pursuant to the confidential information non-disclosure agreements entered into by such parties and shall not be disclosed to any person other than their respective employees, directors, legal counsel, accountants or financial advisors, with a need to have access to such information.

     IN WITNESS WHEREOF, PC-TEL, Sub, Voyager and the Shareholders have caused this Agreement to be signed as of the date first written above.

                              PC-TEL, INC.

                              By: /s/ Peter Chen
                                ----------------------------------------

                              VT ACQUISITION CORP.

                              By: /s/ Han Yeh
                                ---------------------------------------


                              VOYAGER TECHNOLOGIES, INC.

                              By: /s/ Yoram Solomon
                                ---------------------------------------


                              SHAREHOLDERS

                                  /s/ Raymond R. Shook
                              ------------------------------------------

                              Raymond R. Shook


                                  /s/ Ronald H. Fraser
                              --------------------------------------------

                              Ronald H. Fraser